Exhibit 10.4

PROMISSORY NOTE

October 8, 2003

FOR VALUE RECEIVED, PALIGENT INC., a Delaware corporation having its principal executive offices at 369 Lexington Avenue, 10th Floor, New York, NY 10017 (“Borrower”), promises to pay to the order of RICHARD J. KURTZ, an individual having an address at 270 Sylvan Avenue, Englewood Cliffs, New Jersey 07632 (“Holder”), or assigns, the principal sum of the aggregate unpaid principal amount of all loans (each a “Loan” and collectively, the “Borrowings”) made by Holder to Borrower, as set forth on Schedule A attached hereto, plus interest thereon at the rate set forth below, at such time as specified below.  The amount of each Loan made by Holder to Borrower hereunder and the date such Loan is made and the amount of each payment or prepayment made on account of the principal and/or interest thereof shall be recorded by Holder on his books and on Schedule A attached hereto.  Such books and Schedule A shall constitute presumptive evidence, absent manifest error, of the accuracy of the information contained herein or therein.

1.             Terms of Payment.

1.1.          Interest.  The Borrowings shall accrue interest from the respective date such loan is made as specified on Schedule A hereto at a rate equal to eight percent (8%) per annum (based on a three hundred and sixty five (365) day year).

1.2.          Principal and Interest Repayment.  The principal amount of this Note and accrued interest thereon shall be due and payable upon the earlier of (i) the first anniversary of the making of the first loan indicated on Schedule A hereto and (ii) the first funding of debt and/or equity capital subsequent to the transaction contemplated by the Letter of Intent between the Borrower and Digital Products of Delaware, Inc., dated July 1, 2003, that results in aggregate net cash proceeds to the Borrower of not less than One Million Dollars ($1,000,000).

1.3.          Form of Payment.  Both the principal amount of this Note, and all interest accrued thereon, shall be paid in such currency of the United States of America as shall be legal tender at the time of payment, and all payments or prepayments of principal and interest and other sums due pursuant to this Note shall be made by certified check to Holder at its address set forth above, or in immediately available funds by wire transfer to Holder’s account at such bank as Holder shall have previously designated to Borrower.  When any date on which principal and interest are due and payable falls on a Saturday, Sunday or legal holiday, then such payment shall be due and payable on the first business day immediately following such date and interest shall be payable at the rate set forth herein for the period of such extension.

1.4.          Optional Prepayment.  This Note may be prepaid by Borrower, in whole or in part, at any time or from time to time, without premium or penalty.  All prepayments made on this Note shall be applied first to the payment of all unpaid interest accrued on this Note, and then to the outstanding and unpaid principal amount of this Note as of the date of the payment.

2.             Events of Default.

2.1.          Definition of Event of Default.  Any one or more of the following events shall constitute an “Event of Default”:

2.1.1.       Borrower fails to make any payment of principal or interest on this Note on or before the date such payment is due and such failure continues for a period of ten (10) business days after the payment due date;

2.1.2.       Borrower makes an assignment for the benefit of creditors; files a petition in bankruptcy; is adjudicated insolvent or bankrupt; petitions or applies to any tribunal for the appointment of any receiver or trustee; or commences any proceeding under law or statutes of any jurisdiction, whether now or hereafter in effect, relating to reorganization, arrangement, readjustment of debt, dissolution or liquidation, or there is commenced against Borrower any such proceeding which shall not be dismissed within a period of sixty (60) days, or Borrower indicates its written consent to, approval of, or acquiescence in any such proceeding or the appointment of any receiver of or any trustee for it or any substantial part of its property, or suffers any such receivership or trusteeship to continue undischarged for a period of sixty (60) days; or

2.1.3.       Borrower shall default in the performance of any of its covenants or agreements contained in this Note, and, in the case of any such default which is capable of being cured, continues uncured for ten (10) business days following the date notice of such default is given to Borrower.

2.2.          Rights upon Event of Default.  Upon the occurrence of any Event of Default, Holder, at its option, may declare the entire principal amount of this Note then outstanding, together with accrued and unpaid interest thereon, immediately due and payable without presentment, demand, protest or notice or other formality of any kind.  Holder also may exercise from time to time any rights and remedies available to it by law and under any agreement or other instrument relating to the amounts owed under this Note.

2.3.          Collection Costs; Attorney’s Fees.  Borrower shall promptly pay all of the reasonable costs and expenses of Holder incurred in the collection of this Note, including reasonable attorney’s fees and expenses, whether or not a suit to enforce such rights is actually instituted.  All of such unpaid costs and expenses shall be added to the principal amount of this Note.

3.             Miscellaneous.

3.1.          Unconditional Obligation; Waivers.  The obligations of Borrower to make the payments provided for in this Note are absolute and unconditional and not subject to any defense, set-off, counterclaim, rescission, recoupment or adjustment whatsoever.  Borrower hereby waives presentment and demand for payment, notice of non-payment, notice of dishonor, protest, notice of protest, bringing of suit and diligence in taking any action to collect any amount called for under this Note, and shall be directly and primarily liable for the payment of all amounts owing and to be owing hereon, regardless of and without any notice, diligence, act or omission with respect to the collection of any amount called for hereunder.  No waiver of any provision of this Note made by agreement of Holder and any other person shall constitute a waiver of any other terms hereof, or otherwise release or discharge the liability of Borrower under this Note.  No failure to exercise and no delay in exercising, on the part of Holder, any right, power or privilege under this Note shall operate as a waiver thereof nor shall partial exercise of any right, power or privilege.  The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies provided by law.

3.2.          Notices and Addresses.  Any notice, demand, request, waiver, or other communication under this Note shall be in writing and shall be deemed to have been duly given on the date of service, if personally served or sent by facsimile by 5 p.m., EST (if after such time it shall be deemed given on the business day thereafter); on the business day after notice is delivered to a courier or mailed by express mail, if sent by courier delivery service or express mail for next day delivery; and on the third (3rd) day after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered, return receipt requested, postage prepaid and addressed as follows:

To Holder:

RICHARD J. KURTZ
270 Sylvan Avenue
Englewood Cliffs, New Jersey 07632
Fax:  (201) 503-2279

To Borrower:

PALIGENT INC.
369 Lexington Avenue
10th Floor
New York, New York 10017
Attention: Salvatore A. Bucci, President and Chief Executive Officer
Fax: (212) 983-2379

3.3.          Lost, Stolen or Mutilated Note.  Upon receipt by Borrower of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Note or any Note exchanged for it, and (in the case of loss, theft or destruction) of unsecured indemnity satisfactory to it, and upon reimbursement to Borrower of all reasonable expenses incidental thereto, and upon surrender and cancellation of such Note, if mutilated, Borrower will make and deliver in lieu of such Note a new Note of like tenor and unpaid principal amount and dated as of the original date of the Note.

3.4.          Severability; Binding Effect.  Any provision of this Note which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Note or affecting the validity or unenforceability of any of the terms and provisions of this Note in any other jurisdiction.  This Note shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns.  Neither this Note nor any rights or obligations hereunder may be assigned by Borrower without Holder’s prior written consent.

3.5.          Governing Law; Forum.  This Note and any dispute, disagreement, or issue of construction or interpretation arising hereunder whether relating to its execution, its validity, the obligations provided therein or performance shall be governed and interpreted according to the internal laws of the State of New York, without giving effect to the principles of conflicts of laws thereof.  Each of the parties hereto hereby irrevocably and unconditionally submits to the exclusive jurisdiction of any court of the State of New York or any federal court sitting in the State of New York for purposes of any suit, action or other proceeding arising out of this Note (and agrees not to commence any action, suit or proceedings relating hereto except in such courts).  Each of the parties hereto agrees that service of any process, summons, notice or document by U.S. registered mail at its address set forth herein shall be effective service of process for any action, suit or proceeding brought against it in any such court.  Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Note, which is brought by or against it, in the courts of the State of New York or any federal court sitting in the State of New York and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

3.6.          Amendments.  This Note cannot be changed orally or terminated orally.  Any amendment of, or supplement to or other modification of this Note must be in a written instrument executed by both parties hereto.

3.7.          Section Headings.  Section headings herein have been inserted for reference only and shall not be deemed to limit or otherwise affect, in any matter, or be deemed to interpret in whole or in part any of the terms or provisions of this Note.

IN WITNESS WHEREOF, this Note has been executed and delivered as of the date specified above.

PALIGENT INC.

By:	/s/ SALVATORE A. BUCCI
Name: Salvatore A. Bucci
Title: President and Chief Executive Officer